                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

     [ ] Preliminary proxy statement
     [X] Definitive proxy statement
     [ ] Definitive additional materials
     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              UNIPHASE CORPORATION
                (Name of Registrant as Specified in Its Charter)

                              UNIPHASE CORPORATION
                   (Name of Person(s) Filing Proxy Statement)





Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(2) and
         0-11.

     (1)      Title of each class of securities to which transaction applies:

     (2)      Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

     (4)      Proposed maximum aggregate value of transaction:

     (5)      Total Fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount Previously Paid:

      --------------------------------------------------------------------------


      (2) Form, Schedule or Registration Statement No.:

      --------------------------------------------------------------------------


      (3) Filing Party:

      --------------------------------------------------------------------------


      (4) Date Filed:

      --------------------------------------------------------------------------

                                      LOGO

                              UNIPHASE CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 10, 1998


     The Annual Meeting of Stockholders (the "Annual Meeting") of Uniphase Corporation, a Delaware corporation (the "Company") will be held at the Uniphase Corporate Headquarters at 210 Baypointe Parkway, San Jose, California 95134 on Tuesday, November 10, 1998, at 1:00 p.m., Pacific Time, for the following purposes:



     1. To elect three Class II directors to serve until the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified;



     2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 50,000,000 to 100,000,000;



     3. To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending June 30, 1999; and



     4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.



     The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.



     The Board of Directors has fixed the close of business on October 5, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.



     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.


                                          By Order of the Board of Directors,

                                          /s/ Anthony R. Muller

                                          Anthony R. Muller
                                          Secretary

San Jose, California
October 14, 1998

              MAILED TO STOCKHOLDERS ON OR ABOUT OCTOBER 14, 1998

                              UNIPHASE CORPORATION
                             163 BAYPOINTE PARKWAY
                               SAN JOSE, CA 95134

                            ------------------------

                                PROXY STATEMENT

     This Proxy Statement is furnished to stockholders of Uniphase Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, November 10, 1998, at 1:00 p.m., Pacific Time, at the Uniphase Corporate Headquarters located at 210 Baypointe Parkway, San Jose, California 95134, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Anthony R. Muller) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.


     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an officer of the Company will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. Generally, in determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal. However, Proposal 2 requires a majority vote and, therefore, abstentions and broker non-votes will have the same effect as a vote against this proposal.



     The close of business on October 5, 1998 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 38,658,857 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or at least 19,329,430 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters. Directors should be elected by a plurality of the votes cast.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS


     The number of directors on the Board is currently fixed at nine. The Company's Certificate of Incorporation divides the Company's Board of Directors into three classes. The members of each class of directors serve staggered three-year terms. The Board is composed of three Class I directors (Mr. Fink, Mr. Johnson and Mr. Kaplan), three Class II directors (Mr. Guglielmi, Professor Sibbett and Mr. Haverkamp) and three Class III directors (Mr. Kalkhoven, Ms. Lego and Mr. Skrzypczak), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders held in 2000, 1998 and 1999, respectively. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those whose terms are expiring.


     At the Annual Meeting, the stockholders will elect three Class II directors, each to serve a three (3) year term until the 2001 Annual Meeting of Stockholders and until a successor is elected and qualified or until the director's earlier resignation or removal. The Board has no reason to believe that any of the nominees named below will be unable or unwilling to serve as a director if elected.

     Certain information about the Board of Directors nominees, is furnished below.

CLASS II DIRECTOR NOMINEES

     Mr. Guglielmi has been a member of the Company's Board of Directors since May 1998. Mr. Guglielmi is executive vice president and chief financial officer of Tellabs, and has served as its chief financial officer since 1988. From 1993 to 1997 he was also president of Tellabs International, Inc. Prior to joining Tellabs, Mr. Guglielmi was vice president of finance and treasurer of Paradyne Corporation for five years. Mr. Guglielmi holds a B.S. in electrical engineering from the New Jersey Institute of Technology and an M.S. in electrical engineering from the University of Connecticut, Storrs. Mr. Guglielmi serves on several boards of directors, including Tellabs, Inc. and the Chicago-based Cherry Corporation.

     Professor Sibbett has been a member of the Company's Board of Directors since February 1995. Professor Sibbett has been Director of Research for the School of Physics and Astronomy at the University of St. Andrews in Scotland since 1994. Since 1985, Professor Sibbett has been the head of the School of Physics and Astronomy at the University of St. Andrews. Professor Sibbett has been a member of the Engineering and Physical Sciences Research Council (EPSRC) of the Department of Trade and Industry since 1986 and served as chairman of the EPSRC Laser Committee from 1992 to 1994.


     Mr. Haverkamp was appointed to the Company's Board of Directors in June 1998 upon the acquisition of Philips Optoelectronics B.V. from Koninklijke Philips Electronics N.V. Mr. Haverkamp has been with Philips since 1977, where he has held various management positions. Mr. Haverkamp is currently General Director of Philips Electronique Industrielle in France. He holds an M.S. in mathematics from the University of Amsterdam and an M.B.A. from the University of Alabama.



     The three nominees receiving the highest number of affirmative votes of the shares represented and voting on this particular matter of the Annual Meeting will be elected Class II directors of the Company, to serve their respective terms or until their successors have been elected and qualified.


              THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH
                          OF THE NOMINEES NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers and directors of the Company:


           NAME             AGE                              POSITION(S)
           ----             ---                              -----------
Kevin N. Kalkhoven........  54     Chairman and Chief Executive Officer
Anthony R. Muller.........  55     Senior Vice President, Chief Financial Officer and Secretary
Danny E. Pettit...........  51     Senior Vice President, President, Uniphase Europe
Michael C. Phillips.......  47     Senior Vice President, Business Development and General Counsel
Ian Jenks.................  43     Vice President, Operations, Uniphase Europe
Russell A. Johnson........  48     Vice President, Worldwide Sales & Marketing
Fred Leonberger, Ph.D.....  50     Vice President, Chief Technology Officer
John M. Scott.............  53     Vice President, Optical Components
Robert C. Fink(1)(2)......  63     Director
Peter A.                    55     Director
  Guglielmi(1)(2).........
Stephen C. Johnson(1).....  56     Director
Martin A. Kaplan(1).......  61     Director
Catherine P. Lego(2)......  42     Director
Wilson Sibbett, Ph.D......  50     Director
Casimir S.                  57     Director
  Skrzypczak(2)...........
Willem Haverkamp..........  52     Director


---------------
(1) Member of Compensation Committee

(2) Member of Audit Committee


     Set forth below is certain information relating to the Company's officers and directors. Similar information relating to Messrs. Guglielmi, Sibbett and Haverkamp, the Class II director nominees, is set forth above under the caption "Proposal One: Election of Directors -- Class II Director Nominees."



     Mr. Kalkhoven has been President and Chief Executive Officer of the Company since January 1992, a member of the Board of Directors of the Company since February 1992, and Chairman of the Board of Directors since April 1994. From September 1988 to January 1992, Mr. Kalkhoven was President of Demax Software, a systems software company. From 1986 to August 1988, Mr. Kalkhoven was President and Chief Executive Officer of AIDA Corporation, a computer aided engineering company that was acquired in October 1987 by Teradyne Corporation.



     Mr. Muller was appointed Senior Vice President, Chief Financial Officer and Secretary in January 1998. From September 1984 to January 1998, when he joined the Company, Mr. Muller was a member of the Company's Board of Directors. From September 1996 to January 1998, he was Senior Vice President and Chief Financial Officer for Micro Focus Group Plc. From November 1990 to September 1996, Mr. Muller served as Senior Vice President of Operations and Administration and Chief Financial Officer of Centigram Communications Corporation, a supplier of telecommunications systems. His earlier experience was with Silicon Valley Group, Inc., a manufacturer of production processing systems for the semiconductor industry, and the Boston Consulting Group.


     Mr. Pettit has been Senior Vice President, Business Planning and Development since January 1998, and in May 1998, became President of Uniphase Europe. Mr. Pettit joined the Company as Corporate Controller in March 1986 and shortly thereafter was appointed Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Pettit held group controller and division controller positions at Burroughs Corporation, where he was employed from 1983 to 1986.


     Mr. Phillips joined the Company as Senior Vice President, Business Development and General Counsel in August 1998. Mr. Phillips is also a partner at Morrison & Foerster LLP, a large international law firm, which serves as the Company's outside counsel. At Morrison & Foerster LLP, Mr. Phillips is co-chairman of the firm's corporate finance group, specializing in mergers and acquisitions, securities matters and complex licensing and strategic relationships and is primarily responsible for each of Uniphase's prior security offerings and acquisitions.


     Mr. Jenks joined the Company as President of the Laser Division in August 1995, and in May 1998, became Vice President, Operations for Uniphase Europe. Prior to joining the Company, Mr. Jenks had been serving as a consultant to the Company since February 1995. Mr. Jenks was the founder and Chief Executive Officer of I.E. Optomech Ltd., a solid state laser company, until its acquisition by Uniphase in July 1995. Prior to founding I.E. Optomech, he was Chief Executive Officer of the International Projects Division of Ingersol Engineers, Inc.


     Mr. Johnson has served as a Vice President, Worldwide Sales and Marketing of the Company since May, 1998. Prior to joining Uniphase, Mr. Johnson was employed by Hewlett-Packard for 25 years, where he had held a variety of sales and marketing management positions with the wireless, lightwave, microwave and network measurement divisions. While at HP he also managed the Asia Pacific marketing center for HP in Hong Kong.


     Dr. Leonberger joined the Company as Vice President of Uniphase in May of 1995, and in April 1997 became Chief Technology Officer for the Company. He was a founder of Uniphase Telecommunications Products, Inc. ("UTP") and served as general manager from its incorporation in 1992 until its acquisition by Uniphase in 1995. Prior to the formation of UTP, Dr. Leonberger was manager of photonics and applied physics at United Technologies Research Center from 1984 to 1991, and an optoelectronics manager and researcher at MIT Lincoln Laboratory from 1975 to 1984.



     Mr. Scott joined the Company as President of Ultrapointe in April 1994, and in May 1998, became Vice President, Optical Components for the Company's emerging business units. Before joining the Company, Mr. Scott held numerous executive positions at companies in the semiconductor equipment industry, most recently as Vice President of Sales and Service at Tencor Instruments, a manufacturer of wafer defect inspection systems, where he was employed from 1987 to 1994.



     Mr. Fink has been a member of the Company's Board of Directors since April 1995. Mr. Fink served as Senior Vice President of Lam Research since October 1995. From July 1993 to October 1995, he served as Chief Operating Officer of Lam Research, following its acquisition of Drytek Inc., where he had served as President since 1988. From 1984 to 1988, Mr. Fink served as Director of VLSI Operations for ITT Corporation's Semiconductor Division. Mr. Fink also currently serves on the board of directors of Consilium Corporation, a provider of software to the pharmaceutical and semiconductor industries.



     Mr. Kaplan has been a member of the Company's Board of Directors since November 1997. Mr. Kaplan is Executive Vice President for Pacific Telesis and is responsible for coordinating integration plans following the merger of SBC Communications, Inc. and Pacific Telesis Group. Prior to his present position, Mr. Kaplan was Executive Vice President of Pacific Bell and President of the Network Services Group. From 1993 to 1995 he was Chief Technology, Quality and Re-Engineering Officer for Pacific Bell. Mr. Kaplan also is a director of Bellcore.



     Mr. Johnson has been a member of the Company's Board of Directors since April 1984. He has been President and Chief Executive Officer of Komag Incorporated, a manufacturer of high density computer disks, since 1983 and serves as a director of Exabyte, a publicly held company.



     Ms. Lego has been a member of the Company's Board of Directors since January 1994. She has been President of Lego Ventures, Inc., a consulting firm specializing in business development of early stage electronics companies since June 1992. Prior to establishing her own firm, Ms. Lego was a general partner in Oak Investment Partners, a venture capital group, from 1981 to 1992. Ms. Lego also serves on the board of directors of SanDisk Corporation and Zitel Corporation, and is a director of several privately held companies.



     Mr. Skrzypczak has been a member of the Company's Board of Directors since July 1997. He has been Corporate Vice President and Group President of Professional Services of Bellcore since March 1997. Prior to his present position, Mr. Skrzypczak was the President -- NYNEX Science & Technology and Vice

President -- Network & Technology Planning for NYNEX. Mr. Skrzypczak has served as a trustee of Polytechnic since 1987. He is also chairman of the Education Committee.


RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     There are no family relationships among any of the directors or executive officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During fiscal 1998, the Board met six times. No director attended fewer than 75% of all the fiscal 1998 meetings of the Board and its committees on which he or she served after becoming a member of the Board.

     The Board has two committees: the Audit Committee and the Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

     The Audit Committee, which met four times in fiscal 1998, consisted of William B. Bridges, Ph.D., Catherine P. Lego and Anthony R. Muller until January 1998. Thereafter, the Audit Committee consisted of Catherine P. Lego, Robert C. Fink, Peter A. Guglielmi (who was added in April 1998) and Casimir S. Skrzypczak. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for reviewing (i) the scope of the independent auditors' annual audit and their compensation, (ii) the general policies and procedures of the Company with respect to accounting and financial controls and (iii) any change in accounting principles, significant audit adjustments proposed by the auditors and any recommendations that the auditors may have with respect to policies and procedures.


     The Compensation Committee, which met three times in fiscal 1998, consisted of Stephen C. Johnson, Anthony R. Muller and Robert C. Fink until January 1998. Thereafter, the Compensation Committee consisted of Stephen C. Johnson, Peter A. Guglielmi (who was added in April 1998), Martin A. Kaplan and Robert C. Fink. The Compensation Committee's functions are to establish and apply the Company's compensation policies with respect to its executive officers and administer the Company's stock option and stock purchase plans.


EMPLOYEE AGREEMENTS

     None of the Company's executive officers is a party to an employment agreement with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is comprised of Messrs. Johnson, Fink, Kaplan and Guglielmi, none of whom is an officer of the Company. There are no compensation committee interlocks involving members of the Company's Compensation Committee.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive any compensation for their services as directors. Directors who are not employees of the Company receive a $1,500 fee for attendance at each Board meeting and a $500 fee for attendance at committee meetings held on a separate day. All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

     The Company's Amended and Restated 1993 Flexible Stock Incentive Plan (the "Plan") also provides for automatic grants of nonqualified stock options to non-employee directors ("Outside Directors"). In general, under the Plan, each Outside Director who first joins the Board after the effective date of the Plan automatically will receive at that time an option to purchase 40,000 shares of Common Stock. In addition, immediately after each Annual Meeting of Stockholders, each individual who is at that time continuing to serve as an Outside Director automatically will be granted an option to purchase 10,000 additional shares of Common Stock, whether or not such Outside Director stood for re-election at such annual meeting, provided that each such individual has served as an Outside Director for at least nine months. All such options granted prior to September 1996 to Outside Directors have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant and vest at the rate of 25% of the shares subject to the option at the end of the first year and as to approximately 6.25% of the shares subject to the option each quarter (three-month period) for twelve quarters thereafter, and terminate 5 years from the date of granting. All options granted to Outside Directors subsequent to September 1996 have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant and vest monthly on a straight-line basis over a three-year period for the initial 40,000 shares granted upon joining the board of directors and over twelve months for the subsequent grants of 10,000 shares, and terminate 8 years from the date of grant. Mr. Haverkamp received no shares upon joining the Board of Directors.

     In fiscal 1998, Dr. Bridges, Mr. Fink, Mr. Johnson, Ms. Lego, Mr. Muller and Professor Sibbett were each granted options to purchase 10,000 shares of Common Stock at a price of $33.00 per share. Mr. Muller resigned from the Board of Directors upon his appointment as Senior Vice President, Chief Financial Officer and Secretary of the Company in January 1998. Dr. Bridges resigned from the Board in April 1998 and is now a member of the Uniphase Scientific Advisory Board.

                                  PROPOSAL TWO

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     In August 1998, the Board of Directors declared advisable and approved the Amendment to increase the aggregate number of shares of Common Stock which the Company is authorized to issue from 50,000,000 to 100,000,000. No increase in the number of authorized shares of Preferred Stock of the Company, currently 1,000,000 shares, is proposed or anticipated.

     If approved by the stockholders, the Amendment will become effective upon the filing of a Certificate of Amendment of Certificate of Incorporation with the Delaware Secretary of State. The Amendment would change paragraph 4.1 of
Article 4 of the Company's Certificate of Incorporation to read in its entirety as follows:


          "4.1. Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, 'Common Stock' and 'Preferred Stock.' The total number of shares which the Corporation is authorized to issue is one hundred one million (101,000,000) shares. One hundred million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). One million (1,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."


PURPOSE AND EFFECT OF THE AMENDMENT

     As of June 30, 1998, of the Company's 50,000,000 authorized shares of Common Stock, 38,190,456 shares were issued and outstanding and 6,245,427 shares were subject to outstanding options granted pursuant to the Company's Amended and Restated 1993 Flexible Stock Incentive Plan, the 1984 Amended and Restated Stock Option Plan and 1996 Nonqualified Stock Option Plan (collectively, the "Plans"). The purpose of the proposed Amendment is to authorize additional shares of Common Stock which will be available in the event that the Board of Directors determines that it is necessary or appropriate to effect future stock dividends or stock splits, to raise additional capital through the sale of securities, to acquire another company or its business or assets through the issuance of securities, or to establish a strategic relationship with a corporate partner through the exchange of securities.


     In determining to increase the authorized shares of Common Stock, the Board of Directors considered, among other factors, (i) that as of June 30, 1998, 44,435,883 shares of Common Stock were issued or subject to outstanding options granted under the Plans, thereby effectively encumbering substantially all of the 50,000,000 shares presently authorized, (ii) that there are currently insufficient authorized shares of Common Stock available to raise capital and to respond to potential business opportunities and pursue important objectives, and
(iii) that in November 1997, the Company effected a two-for-one stock split, and, were the Company to effect another two-for-one stock split in the future, a minimum of approximately 90,000,000 authorized shares would be required. If the proposed Amendment is adopted, the aggregate number of authorized shares of Common Stock will be increased to 100,000,000, and approximately 55,500,000 additional shares of Common Stock will be available for issuance by the Board of Directors without any further stockholder approval, except in certain issuances of shares which require stockholder approval in accordance with the requirements of the Nasdaq National Market or the Delaware General Corporation Law. The holders of shares of Common Stock have no preemptive rights to purchase any stock of the Company. The additional shares could be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present holders of Common Stock.


POTENTIAL ANTI-TAKEOVER EFFECT

     The Proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this Proposal. The increased number of authorized shares of Common Stock could discourage, or be used to impede, an attempt to acquire or otherwise change control of the Company. The private placement of shares of Common Stock into "friendly" hands, for example, could dilute the voting strength of a party seeking control of the Company. Furthermore, many companies have issued warrants or other rights to acquire additional shares of common stock to the holders of its common stock to discourage or defeat unsolicited share accumulation programs and acquisition proposals, which programs or proposals may be viewed by the board of directors as not in the best interest of the company and its shareholders. Although the Company has no present intent to use the additional authorized shares of Common Stock for such purposes, if this Proposal is adopted, more capital stock of the Company would be available for such purposes than is currently available.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           A VOTE FOR THE AMENDMENT.

                                 PROPOSAL THREE

                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors recommends the appointment of Ernst & Young LLP, Independent Auditors for the Company during the fiscal year 1999, to serve in the same capacity for the fiscal year ending June 30, 1999, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Unless otherwise instructed, the proxy holder will vote the proxies received for the ratification of Ernst & Young LLP as the independent auditors for fiscal 1999.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

     A representative of Ernst & Young LLP, is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

     Ernst and Young LLP has audited the Company's financial statements since the fiscal year ended June 30, 1987.

              THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE
         APPOINTMENT OF ERNST & YOUNG LLP, AS THE COMPANY'S INDEPENDENT
                   AUDITOR FOR THE YEAR ENDING JUNE 30, 1999.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to the beneficial ownership as of June 30, 1998 by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock ("5% Stockholder"), (ii) each director and nominee, (iii) the Named Executive Officers (defined below) and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned subject to community property laws, where applicable.


                                                                             PERCENTAGE OF
                                                                 SHARES         SHARES
                                                              BENEFICIALLY   BENEFICIALLY
                  NAME OF BENEFICIAL OWNER                      OWNED(1)       OWNED(2)
                  ------------------------                    ------------   -------------
5% STOCKHOLDERS
Philips Electronics N.V.(3).................................   3,259,646       8.54%
  Groenevoudseweg 1
  5621 BA Eindhoven
  The Netherlands
Putnam Investments(4).......................................   2,278,194       5.97%
  One Post Office Square
  Boston, MA 02109
Fidelity Management & Research(5)...........................   2,240,800       5.87%
  82 Devonshire Street
  Boston, MA 02109
OFFICERS AND DIRECTORS
  Kevin N. Kalkhoven(6).....................................     885,844       2.27%
  Danny E. Pettit(7)........................................     268,994         *
  Ian Jenks(8)..............................................      50,858         *
  John M. Scott(9)..........................................     119,969         *
  Fred Leonberger, Ph.D.(10)................................       5,534         *
  Robert C. Fink(11)........................................      26,666         *
  Catherine P. Lego(12).....................................      96,041         *
  Stephen C. Johnson(13)....................................     124,314         *
  Wilson Sibbett, Ph.D.(14).................................      21,666         *
  Casimir S. Skrzypczak(15).................................      17,666         *
  Peter A. Guglielmi(16)....................................       6,666         *
  Martin A. Kaplan(17)......................................      12,222         *
  All officers and directors as a group (15 persons)(18)....   1,725,408       4.34%


---------------

  *  Less than 1%



 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable on or before August 31, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.


 (2) Percentage of ownership is based on 38,190,456 shares of Common Stock outstanding on June 30, 1998.


 (3) As reported in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 1998, represents 3,259,646 shares of Common Stock issued in connection with the acquisition of Philips Optoelectronics B.V. from Philips Electronics, N.V. These shares are subject to certain trading restrictions.


 (4) As reported in a Schedule 13G filed by Putnam Investments as of March 31, 1998, includes 2,278,194 shares as to which Putnam Investments has sole voting power and investment power.

 (5) As reported in a Schedule 13G filed by Fidelity Management & Research as of March 31, 1998, represents 2,240,800 shares as to which Fidelity Management & Research has sole voting power and investment power.

 (6) Includes 825,940 shares subject to stock options currently exercisable or exercisable on or before August 31, 1998.

 (7) Includes 234,252 shares subject to stock options currently exercisable or exercisable on or before August 31, 1998 and 21,990 shares held by Kelly A. Pettit, Mr. Pettit's spouse.


 (8) Includes 48,751 shares subject to stock options currently exercisable or exercisable on or before August 31, 1998.



 (9) Includes 75,479 shares subject to stock options currently exercisable or exercisable on or before August 31, 1998.



(10) Includes 124,309 shares subject to stock options currently exercisable or exercisable on or before August 31, 1998, and 200 shares held by Katharine Leonberger and 200 shares held by Gregory Leonberger, Mr. Leonberger's daughter and son, respectively.



(11) Represents 26,666 shares subject to stock options currently exercisable or exercisable on or before August 31, 1998.



(12) Represents 96,041 shares subject to stock options currently exercisable or exercisable on or before August 31, 1998.



(13) Includes 31,666 shares subject to stock options currently exercisable or exercisable on or before August 31, 1998.



(14) Represents 21,666 shares subject to stock options currently exercisable or exercisable on or before August 31, 1998.



(15) Includes 16,666 shares subject to stock options currently exercisable or exercisable on or before August 31, 1998.



(16) Represents 6,666 shares subject to stock options currently exercisable or exercisable on or before August 31, 1998.



(17) Represents 12,222 shares subject to stock options currently exercisable or exercisable on or before August 31, 1998.



(18) Includes 1,546,074 shares subject to stock options currently exercisable or exercisable on or before August 31, 1998.


                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION COMMITTEE REPORT

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be filed with the Securities and Exchange Commission nor be incorporated by reference into any such filings.

     The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and administering certain other compensation programs for such individuals, subject in each instance to approval by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Amended and Restated 1993 Flexible Stock Incentive Plan, 1984 Amended and Restated Stock Option Plan and the 1998 Employee Stock Purchase Plan under which grants may be made to executive officers and other key employees.

     The fundamental policy of the Compensation Committee is to provide the Company's chief executive officer and executive vice presidents with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his own level of performance. Accordingly, the compensation package for the chief executive officer and executive vice presidents is comprised of three elements:
(i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial performance targets, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an executive officer's level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of his total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

     Several of the more important factors which the Compensation Committee considered in establishing the components of each executive officer's compensation package for the 1998 fiscal year are summarized below. Additional factors were also taken into account, and the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.


     Base Salary. The base salary for each officer is determined on the basis of the following factors: experience, personal performance, the average salary levels in effect for comparable positions within and without the industry and internal comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. In selecting comparable companies for the purpose of maintaining competitive compensation, the Compensation Committee considers many factors including geographic location, growth rate, annual revenue and profitability, and market capitalization. The Compensation Committee also considers companies outside the industry which may compete with the Company in recruiting executive talent.



     Annual Incentive Compensation. Annual bonuses are earned by each executive officer primarily on the basis of the Company's achievement of certain corporate financial performance goals established for each fiscal year. For fiscal year 1998, bonuses were earned on the basis of the following factors: (i) the Company's consolidated operating profit performance net of certain non-recurring adjustments, relative to the target established by the Compensation Committee, and (ii) the revenue and operating profit performance of the respective division or subsidiary relative to the targets established by the Compensation Committee. A portion of the Company's earnings for the 1998 fiscal year was accordingly set aside for distribution under the bonus pool, and the chief executive officer and each executive vice president was awarded a share of that pool on the basis of the respective responsibilities assigned to him and his relative position in the Company. The actual bonus paid for the year to each of the Named Executive Officers is indicated in the Bonus column of the Summary Compensation Table.


     Deferred Compensation Plan. The Company maintains a deferred compensation plan, pursuant to which certain members of management (including the executive officers) may elect to defer a portion of his or her annual compensation. The participants' funds are invested among various funds designated by the plan administrator and currently may not be invested in Common Stock or other Company securities. Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant's beneficiary in a lump sum or in annual installments over a period of 3, 5, 10 or 15 years.

     Long-Term Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the four-year vesting period, and then only if the market price of the underlying shares appreciates over the option term. The number of shares subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the average size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Compensation Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. The actual options granted to each of the current executive officers named in the Summary Compensation Table is indicated in the Long-Term Compensation Awards column.

     The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Kalkhoven's base salary for the fiscal year ended June 30, 1998 was $274,835. Mr. Kalkhoven's base salary was established in part by comparing the base salaries of chief executive officers at other companies of similar size. Mr. Kalkhoven's base salary was at the approximate median of the base salary range for Presidents/Chief Executive Officers of comparative companies. Mr. Kalkhoven's bonus for fiscal 1997 was 65% of his base salary and was equally contingent on the Company meeting its pre-bonus, net operating income and revenue for fiscal 1997. Based on this criteria for all executive officers described above, in fiscal 1998 Mr. Kalkhoven was awarded a bonus of $177,615 as well as options to purchase 320,000 shares of Common Stock.


     The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1999 will exceed the $1 million limit per officer. The Company's Amended and Restated 1993 Flexible Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the Plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation.


                                          COMPENSATION COMMITTEE

                                          Robert C. Fink
                                          Stephen C. Johnson
                                          Peter A. Guglielmi
                                          Martin A. Kaplan

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid during the last three fiscal years to the Company's Chief Executive Officer and to the four other most highly compensated executive officers of the Company whose compensation exceeded $100,000 for fiscal 1998 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                                     LONG-TERM
                                                       ANNUAL COMPENSATION         COMPENSATION
                 NAME AND                            ------------------------    -----------------
            PRINCIPAL POSITION               YEAR    SALARY($)    BONUS($)(1)    AWARDS OPTIONS(#)
            ------------------               ----    ---------    -----------    -----------------
Kevin N. Kalkhoven.........................  1998    $274,835      $177,615           320,000
  Chairman and Chief                         1997     251,675       109,290           120,000(2)
  Executive Officer                          1996     238,400       152,090           120,000(3)
Danny E. Pettit............................  1998     181,430        63,156           190,000
  Senior Vice President                      1997     155,497        47,267            50,000(2)
  President, Uniphase Europe                 1996     148,584        66,084            80,000(3)
Ian Jenks..................................  1998     176,756        54,733            70,000
  Vice President                             1997     165,851        44,631            40,000(2)
  Operations, Europe                         1996     126,165(4)     33,206           100,000(3)
John M. Scott..............................  1998     196,529        30,132            40,000
  Vice President                             1997     190,331        33,032                --
  Optical Components                         1996     181,166        83,350            60,000(3)
Fred Leonberger, Ph.D......................  1998     173,264        51,680            40,000
  Vice President                             1997     158,661        26,135            60,000(2)
  Chief Technology Officer                   1996     153,043        47,260                --


---------------
(1) For fiscal 1996, includes bonus amounts earned in fiscal 1996 and paid in fiscal 1997. For fiscal 1997, includes bonus amounts earned in fiscal 1997 and paid in fiscal 1998. For fiscal 1998, includes bonus amounts earned in fiscal 1998 and paid in fiscal 1999.


(2) Reflects a two-for-one stock split effected in 1997.



(3) Reflects a two-for-one stock split effected in 1996.



(4) Mr. Jenks joined the Company during fiscal 1996. On an annualized basis, his salary would have been $160,014 in fiscal 1996.

OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

     The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of June 30, 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                       INDIVIDUAL GRANTS POTENTIAL
                                                                                           REALIZABLE VALUE AT
                                                                                         ASSUMED ANNUAL RATE OF
                                              % OF TOTAL      EXERCISE                  STOCK PRICE APPRECIATION
                                  OPTIONS   OPTIONS GRANTED     PRICE                      FOR OPTION TERM(1)
                                  GRANTED   TO EMPLOYEES IN   PER SHARE   EXPIRATION   ---------------------------
              NAME                (#)(2)    FISCAL YEAR(3)     ($/SH)        DATE         5%($)          10%($)
              ----                -------   ---------------   ---------   ----------   ------------   ------------
Kevin N. Kalkhoven..............  120,000         6.0%         $31.625      7/29/05     $1,811,943     $4,339,920
                                  200,000        10.0           36.531     12/16/05      3,488,385      8,355,288
Danny E. Pettit.................   50,000         2.5           31.625      7/29/05        754,976      1,808,300
                                   40,000         2.0           36.531     12/16/05        697,677      1,671,058
                                  100,000         5.0           44.750      4/14/06      2,136,613      5,117,560
Ian Jenks.......................   40,000         2.0           31.625      7/29/05        603,981      1,446,640
                                   30,000         1.5           44.750      4/14/06        640,984      1,535,268
John M. Scott...................   40,000         2.0           31.625      7/29/05        603,981      1,446,640
Fred Leonberger, Ph.D...........   40,000         2.0           31.625      7/29/05        603,981      1,446,640


---------------
(1) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price.

(2) Except in the event of a change in control of the Company, options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date.

(3) Based on a total of 2,004,722 options granted to employees of the Company in fiscal year 1998, including the Named Executive Officers.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES


                                                             NUMBER OF          VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                             SHARES         VALUE         AT YEAR END(#)           AT YEAR END($)
                           ACQUIRED ON     REALIZED        EXERCISABLE/             EXERCISABLE/
          NAME             EXERCISE(#)       ($)           UNEXERCISABLE          UNEXERCISABLE(1)
          ----             -----------    ----------    -------------------    -----------------------
Kevin N. Kalkhoven.......    107,021      $3,667,898     762,695/447,500       $45,841,397/$14,852,495
Danny E. Pettit..........     50,000       1,636,700     198,002/258,750        11,327,015/7,760,947
Ian Jenks................     19,249         522,987     27,501/126,250          1,278,124/4,510,134
John M. Scott............     67,501       2,134,757      59,231/58,750          3,574,345/2,313,286
Fred Leonberger, Ph.D....     42,000       1,177,749     97,832/131,276          5,314,498/5,803,272


---------------
(1) Represents the difference between the exercise price of the options (ranges from $0.80 to $44.75) and the closing price of the Company's Common Stock on June 30, 1998 ($60.56).

STOCK PERFORMANCE GRAPH


     The following graph sets forth the Company's total cumulative stockholder return as compared to Nasdaq Market Index and the peer group chosen by the Company ("Peer Group"). The Peer Group is comprised of the following companies:
Coherent, Inc., Corning, Inc., Lucent Technologies, Inc., Spectra-Physics Lasers, Ortel Corporation and SDL, Inc.



     The total stockholder return assumes $100 invested at the beginning of the period in (a) Common Stock of the Company, (b) the Nasdaq Market Index, and (c) a peer group of companies that, like the Company, are (i) publicly-traded and
(ii) either laser, semiconductor capital equipment or telecommunications equipment companies. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future price performance.


                                        Uniphase          Nasdaq Market
                                       Corporation            Index            Peer Group
11/17/93                                     100                100                 100
6/30/94                                    96.97             104.14              124.13
6/30/95                                   259.09             122.14              130.38
6/30/96                                   860.61             153.75              160.89
6/30/97                                  1412.12             185.21              284.61
6/30/98                                  3043.94             245.51              554.78

                             STOCKHOLDER PROPOSALS


     To be considered for presentation to the Annual Meeting of the Stockholders to be held in 1999, a stockholder proposal must be received by Anthony R. Muller, Secretary, Uniphase Corporation, 163 Baypointe Parkway, San Jose, California, 95134, no later than June 16, 1999.


                      STOCKHOLDER NOMINATIONS FOR DIRECTOR

     Stockholders wishing to directly nominate candidates for election to the Board of Directors at an annual meeting or any special meeting of the stockholders held for the purpose of electing directors, must do so in accordance with the Company's Bylaws by giving timely notice in writing to the Secretary of the Company. The notice must set forth (a) the name and address of the stockholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the Company which are beneficially owned by each nominee and by the nominating stockholder, and (e) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934. To be timely, the notice by the stockholder must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting; provided however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is made or given to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the meeting was mailed or such public disclosure was made. The chairman of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Bylaws; and so declare to the meeting and the defective nomination will be disregarded.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and any persons holding more than ten percent of the Company's Common Stock ("Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.


     Based solely on its review of the copies of such forms received or written representation from certain reporting persons for the 1998 fiscal year that no such forms were required, the Company believes that during fiscal 1998, all Reporting Persons complied with all applicable filing requirements on a timely basis, except Casimir Skrzypczak was late in filing a Form 4, such form reporting a single transaction, and Martin Kaplan was late in filing a Form 3.


                                 OTHER MATTERS


     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.


                                          By Order of the Board of Directors,

                                          /s/ Anthony R. Muller

                                          Anthony R. Muller
                                          Secretary

October 14, 1998
San Jose, California

                          [FORM OF FRONT OF PROXY CARD]



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              UNIPHASE CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 10, 1998

The undersigned hereby appoints Anthony R. Muller as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below all of the shares of Common Stock of Uniphase Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m., local time on November 10, 1998 at the Uniphase Corporate Headquarters located at 210 Baypointe Parkway, San Jose, California 95134, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                          [FORM OF BACK OF PROXY CARD]


      [X]   Please mark your
            votes as indicated
            in this example.

1.   Election of Directors

        FOR EACH        WITHHOLD AUTHORITY
        NOMINEE         FOR EACH NOMINEE

          [ ]                  [ ]

      Nominees:       Peter A. Guglielmi

                      Professor Wilson Sibbett

                      Willem Haverkamp

      For, except vote withheld from the following nominee:



     ---------------------------------------------------------------------------


2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 50,000,000 to 100,000,000.

     [ ] FOR               [ ] AGAINST                [ ]  ABSTAIN

3. Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending June 30, 1999.

     [ ] FOR               [ ] AGAINST                [ ]  ABSTAIN

4. Authority is hereby given to the proxy identified on the front of this card to vote in their discretion upon such other business as may properly come before the meeting.

     [ ] FOR               [ ] AGAINST                [ ]  ABSTAIN



                                        I plan to attend the meeting.

                                        [ ]  YES            [ ]  NO

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.


SIGNATURE(S)__________________________ DATED: _________________ , 1998

Please sign exactly as your name appears on this proxy card. If shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                       2